                                                                   EXHIBIT 11.1

              STATEMENT OF COMPUTATION OF NET INCOME PER SHARE(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             NINE MONTHS ENDED
                                                YEAR ENDED     SEPTEMBER 30,
                                               DECEMBER 31, -------------------
                                                   1996        1996      1997
                                               ------------ ----------- -------
                                                            (UNAUDITED)
Net income....................................   $   702      $   465   $   557
                                                 =======      =======   =======
Weighted average shares outstanding:
  Common stock................................    10,723       10,591    11,510
  Common stock issuable upon exercise of
   options granted through July 31, 1996......     2,219        2,277     1,636
  Common stock issuable upon exercise of
   options granted subsequent to July 31,
   1996(2)....................................     2,274        2,274     2,274
  Warrants....................................       144          144       144
  Convertible preferred stock.................    13,342       13,342    13,342
                                                 -------      -------   -------
Weighted average common shares and
 equivalents..................................    28,702       28,628    28,906
                                                 -------      -------   -------
Net income per share..........................   $   .02      $   .02   $   .02
                                                 =======      =======   =======
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(1) This exhibit should be read in conjunction with Note 2 of Notes to
    Financial Statements.

(2) Stock options granted (using the treasury stock method and an assumed initial public offering price of $7.50 per share) have been included in the calculation of the common equivalent shares as if they were outstanding for all periods presented.